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                                                         Exhibit 11



                          MUTUAL RISK MANAGEMENT LTD.
                       COMPUTATION OF EARNINGS PER SHARE
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                                                                     Three Months Ended March 31,
                                                                      1997                  1996
                                                       (In thousands except share and per share amounts)

Net income available to common shareholders                        $ 10,644               $9,141
                                                                   ========               ======
Weighted Averagc Common Shares
  Common shares outstanding                                      18,584,083           17,928,146
                                                                 ----------           ----------
Common share equivalents associated with
 options and Redeemable Common Shares:
   Options                                                        1,977,249            1,810,164
   Redeemable Common Shares                                         468,584              468,584
                                                                  ---------            ---------
                                                                  2,445,833            2,278,748
Common Shares purchased with
 proceeds from options exercised                                 (1,418,599)          (1,166,941)
                                                                  ---------            ---------
                                                                  1,027,234            1,111,807
                                                                 ----------           ----------
Total Weighted Average Common Shares                             19,611,317           19,039,953
                                                                 ==========           ==========

Earnings Per Common Share:
Net income available to common shareholders                          $O. 54                $0.48
                                                                     ======                =====
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